UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Teleflex Incorporated

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on May 4, 2018

March 30, 2018

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 4, 2018 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect four directors to serve on our Board of Directors for a term of three years and one director to serve on our Board of Directors for a term of one year or, in each case, until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

4. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 5, 2018 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

James J. Leyden, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 4, 2018 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 5, 2018, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 45,434,860 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 30, 2018. A copy of the Company’s 2017 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 4, 2018

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2017 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors or the advisory vote on executive compensation; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be treated as authorizing a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

8.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other holder of record, contact that institution for instructions.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of nine members divided into three classes, with one class being elected each year for a three-year term. In February 2018, our Board approved an increase in the size of the Board from nine to ten directors, effective immediately prior to the Annual Meeting.

At the Annual Meeting, four directors will be elected for terms expiring at our annual meeting of stockholders in 2021 or until their successors are duly elected and qualified, and one director will be elected for a term expiring at our annual meeting of stockholders in 2019 or until his successor is duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Candace H. Duncan, Liam Kelly, Stephen K. Klasko and Stuart A. Randle for election to the Board for three-year terms and Andrew A. Krakauer for election to the Board for a one-year term. Ms. Duncan and Messrs. Klasko and Randle are continuing directors who previously were elected by our stockholders. Mr. Krakauer was appointed as a director by our Board in December 2017 to fill a vacancy created as a result of the retirement of Jeffrey Graves, one of our former Board members. Mr. Kelly, our President and Chief Executive Officer, is a new nominee who, if elected, will fill the vacancy created as a result of the increase in the size of the Board from nine to ten directors.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders, and that the collective experience and expertise of the Board would be enhanced by the addition of Mr. Kelly, who has not previously served on the Board. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms Expiring in 2021

Candace H. Duncan	-

Ms. Duncan, 63, has been a director of Teleflex since 2015 and currently serves as a member of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services and FTD Companies, Inc.

Ms. Duncan’s extensive experience in public accounting enables her to provide helpful insights to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Liam J. Kelly	-

Mr. Kelly, 51, has been nominated to fill a vacancy created as a result of an increase in the size of the Board from nine to ten directors. Mr. Kelly became our President and Chief Executive Officer on January 1, 2018. From May 2016 to December 31, 2017, Mr. Kelly served as our President and Chief Operating Officer, and from April 2015 to April 2016, he served as our Executive Vice President and Chief Operating Officer. Mr. Kelly also served as our Executive Vice President and President, Americas from April 2014 to April 2015, and as our Executive Vice President and President, International from June 2012 to April 2014. Earlier, he held several positions with regard to our EMEA segment, including President from June 2011 to June 2012, Executive Vice President from November 2009 to June 2011, and Vice President of Marketing from April 2009 to November 2009. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009.

Mr. Kelly’s extensive experience in the medical device industry and intimate knowledge of our business will enable him to provide meaningful perspectives regarding our operations, strategic planning and growth initiatives.

Stephen K. Klasko, M.D.	-	Dr. Klasko, 64, has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Since June 2013, he has been the President and Chief Executive Officer of Thomas Jefferson University and Jefferson Health. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-

Mr. Randle, 58, has been a director of Teleflex since 2009 and currently serves as chair of the Governance Committee and as a member of the Compensation Committee. Since December 2015, he has been the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and Flex Pharma, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Nominee for election to the Board of Directors – Term Expiring in 2019

Andrew A. Krakauer	-

Mr. Krakauer, 63, has been a director of Teleflex since January 2018 and currently serves as a member of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.

Mr. Krakauer’s executive and senior management experience in the medical device industry will enable him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two classes having terms that will end at the Annual Meetings in 2019 and 2020, respectively.

Terms Expiring in 2019

W. Kim Foster	-

Mr. Foster, 69, has been a director of Teleflex since 2013 and currently serves as chair of the Audit Committee. Mr. Foster retired in 2012 after a 34-year career with FMC Corporation, a chemical manufacturer. Most recently, he served as Executive Vice President and Chief Financial Officer of FMC from 2001 to 2012. From 1998 to 2000, he was Vice President and General Manager of FMC’s agricultural products group. From 1978 to 1997, Mr. Foster held various management and financial positions with FMC. Mr. Foster currently serves as a director of Hexcel Corporation.

Mr. Foster’s extensive executive and management experience, which includes significant international experience, enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his long experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Richard A. Packer	-

Mr. Packer, 60, has been a director of Teleflex since 2017 and currently serves as a member of the Governance Committee. Since April 2016, Mr. Packer has served as a Primary Executive Officer of Asahi Kasei Corporation, a diversified manufacturing company, co-leader of Asahi Kasei’s healthcare business unit and non-executive Chairman of ZOLL Medical Corporation, a subsidiary of Asahi Kasei. (Prior to its acquisition by Asahi Kasei in April 2012, ZOLL was a public company.) Mr. Packer previously served in a number of capacities for ZOLL, including Chief Executive Officer from November 1999 to April 2016, Chairman from 1999 until November 2010 (as noted above, he again became Chairman in April 2016), Vice President of Operations from 1992 to 1996, and Chief Financial Officer and Head of North American Sales from 1995 to 1996. He has been a director of ZOLL since 1996. Prior to joining ZOLL, Mr. Packer held various positions with Whistler Corporation, a consumer electronics company, and PRTM/KPMG LLP, a consulting firm. Mr. Packer currently serves as a director of Bruker Corporation.

Mr. Packer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business, management, operations and strategic planning matters.

Terms Expiring in 2020

George Babich, Jr.	-

Mr. Babich, 66, has been a director of Teleflex since 2005 and currently serves as Lead Director and as chair of the Compensation Committee. Mr. Babich retired in May 2016 after serving for three years as the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys – Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, PepsiCo Inc. and Ford Motor Company.

Mr. Babich’s executive and senior management experience enables him to provide a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters.

Gretchen R. Haggerty	-

Ms. Haggerty, 62, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of USG Corporation and Johnson Controls International plc.

Ms. Haggerty’s background in executive management of a large, complex global corporation enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Benson F. Smith	-	Mr. Smith, 70, has been a director of Teleflex since 2005 and Chairman since January 2011. In December 2017, Mr. Smith retired from Teleflex after serving as our Chief Executive Officer for eight years. He also served as our President from January 2011 to April 2016. Prior to that, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Earlier,

Mr. Smith held several executive and senior level positions at C.R. Bard, Inc. during his approximately 25 year tenure at that company. Most recently, Mr. Smith served as C.R. Bard’s President and Chief Operating Officer from 1994 to 1998. Mr. Smith currently serves on the boards of a variety of academic and health-related organizations, including the Advanced Medical Technology Association.

Mr. Smith’s extensive experience in the medical device industry and past experience as our Chief Executive Officer enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Candace H. Duncan, W. Kim Foster,
Gretchen R. Haggerty, Stephen K. Klasko, Andrew A. Krakauer, Richard A. Packer and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and Compensation Committee meet the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its determination with respect to Dr. Klasko, the Board considered his position as President and Chief Executive Officer of Thomas Jefferson University, a health sciences university (“TJU”), and Jefferson Health, a regional integrated healthcare organization (“JH”), to which we have sold products for many years. After reviewing the transactions and our business relationship with TJU and JH, the Board determined that Dr. Klasko does not have a direct or indirect material interest in the transactions and that our business relationships with TJU and JH generally do not impair Dr. Klasko’s independence.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•	A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Mr. Babich currently serves as our Lead Director.

Positions of Chairman and Chief Executive Officer

Mr. Smith previously served as our Chairman and Chief Executive Officer. Following his retirement as Chief Executive Officer on December 31, 2017, he has continued to serve as non-executive Chairman of the Board. Therefore, effective January 1, 2018, the positions of Chairman and Chief Executive Officer were separated. We believe that Mr. Smith’s leadership skills, demonstrated by his service as our Chief Executive Officer over the past seven years, coupled with his intimate knowledge of our operations and the medical device industry generally, make him well qualified to serve as our non-executive Chairman of the Board. The Board has no policy with respect to the separation of the roles of Chairman and Chief Executive Officer.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Chairman presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

The Board and Board Committees

The Board held eight meetings in 2017. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2017. The Board does not have a formal policy concerning attendance at our annual meeting of stockholders, but encourages all directors to attend. All of the Board members attended the 2017 annual meeting of stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Smith. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2017 Compensation – Our Equity Grant Practices” for additional information.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. Mr. Krakauer was initially recommended by a third-party search firm.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2019 Annual Meeting, a stockholder must submit the following information by February 3, 2019:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Messrs. Klasko, Packer and Randle. Mr. Randle currently serves as chair of the Governance Committee. The Governance Committee held four meetings in 2017.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and

•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executives.

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2017, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Babich, Krakauer and Randle. Mr. Babich currently serves as chair of the Compensation Committee. The Compensation Committee held seven meetings in 2017.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Foster. Mr. Foster currently serves as chair of the Audit Committee. The Audit Committee held eleven meetings in 2017. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officer to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2017

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. The chairpersons of our Audit, Compensation and Governance committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2017, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$45,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$20,000
¡ Compensation Committee Chair	$15,000
¡ Governance Committee Chair	$12,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$87,000
¡ Stock Options	$58,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$22,000

• Stock Option Grant Upon Initial Election	$116,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

Effective in January 2018, an additional annual cash retainer of $100,000 is provided to the Chairman of the Board.

In February 2018, our Board approved changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved increases in the annual cash retainer paid to all non-management directors, the value of the annual equity awards granted to all non-management directors, the value of stock options granted to non-management directors upon their initial election to the Board and the annual retainer paid to our Lead Director. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, Frederic W. Cook & Co., Inc., and considering that there had not been an increase in Board compensation since 2016. The amounts payable under our director compensation program, as revised, are as follows:

• Annual Cash Retainer – All Non-Management Directors	$55,000

• Additional Annual Cash Retainer – Chairman	$100,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$20,000
¡ Compensation Committee Chair	$15,000
¡ Governance Committee Chair	$12,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$102,000
¡ Stock Options	$68,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$25,000

• Stock Option Grant Upon Initial Election	$136,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2017.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Babich, Jr.	$75,750	$106,740	$56,848	–	–	$239,338
Patricia C. Barron(4)	$31,750	–	–	–	–	$31,750
William R. Cook(4)	$34,000	–	–	–	–	$34,000
Candace H. Duncan	$71,000	$85,237	$56,848	–	–	$213,085
W. Kim Foster	$93,000	$85,237	$56,848	–	–	$235,085
Jeffrey A. Graves(5)	$65,000	$85,237	$56,848	–	–	$207,085
Gretchen R. Haggerty	$71,000	$85,237	$56,848	–	–	$213,085
Stephen K. Klasko	$63,000	$85,237	$56,848	–	–	$205,085
Richard A. Packer(6)	$37,250	$85,237	$113,696	–	–	$236,183
Stuart A. Randle	$73,000	$85,237	$56,848	–	–	$215,085

(1)	Mr. Babich and Ms. Duncan deferred $41,250 and $45,000, respectively, of their 2017 cash fees into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2017” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ cash fees as it does with respect to deferrals of executives’ cash compensation. We do not provide matching contributions to our non-employee directors.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2017, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. In May 2017, we granted to each non-management director 440 restricted stock units, and we granted to Mr. Babich an additional 111 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $193.72 and vested six months after the date of grant. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan deferred receipt of the common stock underlying 100% of the restricted stock units granted to her in 2017, the value of which was credited to a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2017” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2017, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. We granted each non-management director, other than Mr. Packer, stock options to purchase 1,410 shares in May 2017, which had a grant date fair value per share of $40.32. These options are fully vested at the time of grant. In connection with Mr. Packer’s election to the Board in May 2017, we granted Mr. Packer stock options to purchase 2,820 shares, which had a grant date fair value per share of $40.32. The options granted to Mr. Packer vested six months after the date of grant. As of December 31, 2017, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 23,685; Ms. Duncan: 8,245; Mr. Foster: 14,870; Ms. Haggerty: 4,800; Mr. Klasko: 20,085; Mr. Packer: 2,820; and Mr. Randle: 22,185.

(4)	Ms. Barron and Mr. Cook retired from the Board on May 5, 2017.

(5)	Mr. Graves retired from the Board on December 31, 2017.

(6)	Mr. Packer initially was elected as a director on May 5, 2017.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $45,000 annual cash retainer, is equal to $225,000 and, following the increase in the cash retainer to $55,000 that will be effective immediately after the conclusion of the Annual Meeting, will be equal to $275,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2017, each of our current non-management directors, other than Mr. Krakauer, who was elected to the Board in January 2018, satisfied the ownership guidelines.

Name	Stock Ownership Value at 12/31/2017(1)
George Babich, Jr.	$4,275,076
Candace H. Duncan	$845,901
W. Kim Foster	$1,809,296
Gretchen R. Haggerty	$594,058
Stephen K. Klasko	$3,496,700
Andrew A. Krakauer	–
Richard A. Packer	$396,571
Stuart A. Randle	$3,005,108
Benson F. Smith(2)	$53,823,420

(1)  Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, multiplied by $248.82, which was the closing stock price of a share of our common stock on December 29, 2017, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the director, multiplied by the closing stock price of a share of our common stock December 29, 2017, exceeds the aggregate exercise price of those options.

(2) Mr. Smith retired as our Chief Executive Officer on December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2017;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

W. KIM FOSTER, CHAIRMAN

CANDACE H. DUNCAN		GRETCHEN R. HAGGERTY

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Benson F. Smith	Chairman and Former Chief Executive Officer

Liam J. Kelly	President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

James J. Leyden	Vice President, General Counsel and Secretary

Thomas A. Kennedy	Senior Vice President, Global Operations

Mr. Smith retired as our Chief Executive Officer on December 31, 2017. Effective January 1, 2018, Mr. Kelly, who previously served as our President and Chief Operating Officer, became our President and Chief Executive Officer. Mr. Smith continues to serve on our Board of Directors as non-executive Chairman of the Board.

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2017 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2017, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Smith. Determinations concerning Mr. Smith’s compensation were made by the independent members of our Board of Directors. In making these compensation decisions, both the Compensation Committee and the independent members of the Board of Directors were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Smith, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Smith did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and considered Mr. Smith’s observations with regard to other executive officers, the ultimate determinations regarding executive compensation were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Smith’s compensation, subject to approval by the independent directors.

Determination of Compensation

In making its compensation determinations for 2017, the Compensation Committee took into account an executive compensation review report prepared by FW Cook in October 2016 that provided data regarding compensation for executives of other companies serving in capacities similar to the named executive officers. Specifically, the report provided an analysis of the compensation of our named executive officers in comparison to compensation provided to executives serving in similar capacities for companies within our designated peer group or included in selected national survey data. The peer group compensatory data and survey compensatory data referenced in the executive compensation review report reflected an adjustment to January 1, 2017, using a 3% per annum rate of increase.

Generally, in selecting a peer group company, we use the following selection criteria:

•	Operations and Scale – We seek companies that have one-third to three times our market capitalization and one-half to two times our revenues.

•	Business Characteristics –

•	Industry – The peer group company should be similar to Teleflex and within the Healthcare Equipment & Supplies Global Industry Classification Standards (GICS).

•	Demographics – The peer group company should be publicly traded and should operate in economic markets and have levels of complexity that are similar to ours.

•	Business model – The peer group company should have a similar business model to ours.

•

Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by five or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

Not every company in the peer group we ultimately selected meets all of the peer group selection criteria. Nevertheless, we believe that each of the companies we selected represents a reasonable peer from the standpoint of size and business attributes.

Based on the foregoing criteria, the Company added Align Technology, Inc. to the peer group. CareFusion Corporation and Sirona Dental Systems, Inc. were removed from the peer group because they were respectively acquired by Becton, Dickinson and Company and DENTSPLY International Inc. (which changed its name to DENTSPLY SIRONA Inc.) prior to the period covered by FW Cook’s executive compensation review report. Alere Inc. also was removed from the peer group because its acquisition by Abbott Laboratories was pending (the acquisition was completed in October 2017).

Therefore, the peer group included the following companies:

• Align Technology, Inc.	• Hologic, Inc.
• CONMED Corporation	• IDEXX Laboratories, Inc.
• The Cooper Companies, Inc.	• Integra LifeSciences Holdings Corporation
• C.R. Bard, Inc.	• ResMed Inc.
• DENTSPLY SIRONA Inc.	• STERIS plc
• Edwards Lifesciences Corporation	• Varian Medical Systems, Inc.
• Haemonetics Corporation	• West Pharmaceutical Services, Inc.
• Hill-Rom Holdings, Inc.

We refer to this peer group as our “Executive Compensation Peer Group.”

To provide an additional competitive reference source, the Compensation Committee also considered data from the Radford Global Technology Survey relating to companies with revenues in the range of $1-3 billion. The Compensation Committee’s use of this data constituted a change from the data it previously used, which was derived from the Hewitt Executive general industry survey (using all manufacturing companies) and the Radford Global Life Sciences Survey, a survey focused on life sciences companies. The Compensation Committee approved this change because Radford revised its Global Technology Survey to include data from several medical device companies, which made the survey data more closely approximate the peer group data. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys. The identity of the individual companies comprising the survey data was not reviewed or considered by the Compensation Committee in its evaluation process. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.

The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position target total compensation of our executives between the median and the 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as experience and performance. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.

Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer

On February 21, 2017, Mr. Smith informed the Board of his intention to retire as Chief Executive Officer, which became effective December 31, 2017. Mr. Smith currently serves as non-executive Chairman of the Board. In addition, on February 21, 2017, the Board designated Mr. Kelly as Mr. Smith’s successor, promoting Mr. Kelly to the position of President and Chief Executive Officer, effective January 1, 2018.

In connection with Mr. Kelly’s promotion, he began receiving the following compensation, effective as of January 1, 2018:

•	Base salary of $850,000;

•	Annual incentive plan target award equal to 115% of base salary;

•

Personal benefits, including personal use of the corporate aircraft for up to a maximum of 50 hours per year, subject to a maximum incremental cost to us of $190,000 (Mr. Kelly will be fully responsible for personal income tax liability associated with personal use of the corporate aircraft), a company automobile and term life insurance coverage equal to three times his base salary (not to exceed $3 million);

•

A revised severance arrangement, under which he will receive benefits if we terminate his employment for any reason other than death, disability or cause, or if he terminates his employment for “good reason” within three months after occurrence of the event constituting good reason (collectively, the “Payment Criteria Events”), except in circumstances covered by his change in control arrangement. Specifically, he will be eligible to receive, among other things, continued payment of base salary for 24 months and, if his termination occurs after completion of at least six months of a performance period under our annual incentive plan, a prorated portion of the award for that performance period.

•

A revised change in control arrangement under which, if any of the Payment Criteria Events occur within two years following a change in control, he will be eligible to receive, among other things, payment of his base salary for 36 months, and three times the amount of his target bonus under any cash bonus plan payable in the year following termination; and

•	Continued participation in the Company’s 401(k) and deferred compensation plans.

In addition, in February 2018, our Board approved a 2018 long-term incentive compensation award for Mr. Kelly with a target value of $3,100,000.

In making its compensation determinations with respect to Mr. Kelly’s promotion, the Compensation Committee referenced the peer group data and survey data described above under “Executive Compensation Overview – Determination of Compensation.”

In connection with Mr. Smith’s retirement, the Board approved our entry into a consulting agreement with Mr. Smith, under which he will provide support to Mr. Kelly with respect to specified transition matters. The consulting agreement has a term of two years, from January 1, 2018 through December 31, 2019. During the term of the Consulting Agreement, Mr. Smith will receive an annual fee of $406,250, payable each year in twelve equal monthly installments. The amount of the fee is based upon the estimated 130 hours of time per year that Mr. Smith is expected to devote to his consulting efforts, at the rate of $3,125 per hour; any additional consulting work by Mr.  Smith, for which he will be paid at the same hourly rate, will be subject to the approval of the Chief Executive Officer.

2017 COMPENSATION

Salaries

Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee recommended a 2.5 percent increase in Mr. Smith’s salary and increased salaries for the other named executive officers by 2.5 percent, except as noted below. Mr. Kelly received a 5.0 percent increase, reflecting his increasing responsibilities within our company in advance of his assuming the position of Chief Executive Officer. Mr. Leyden’s 8.0 percent increase and Mr. Kennedy’s 7.0 percent increase reflected peer group and survey data indicating that their salaries were substantially below the median salaries of executives in similar positions within the peer and survey group companies.

Annual Executive Incentive Compensation

General

We structured our 2017 annual incentive program to provide a maximum payout based on “Operating Profit.” We used this structure in order to enhance our ability to deduct all amounts awarded under the plan by providing awards that would be deemed to constitute “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the deductibility of taxable compensation received by our Chief Executive Officer and other specified executive officers, unless the compensation qualifies as “performance based compensation.”

Specifically, under the annual incentive program for 2017, we set maximum awards equal to three percent of our 2017 Operating Profit for Mr. Smith and equal to 1.5 percent of our 2017 Operating Profit for other executive officers subject to Section 162(m). “Operating Profit” means our net revenues, reduced by (a) cost of goods sold, (b) research and development expenses, (c) selling, general and administrative expenses and (d) non-controlling interest. Gains or losses on sales of businesses and assets, restructuring and impairment charges, interest income and expenses, and taxes on income are excluded from the measure. In addition, the measure is adjusted to eliminate the impact of businesses acquired during the fiscal year. We make further adjustments to eliminate the impact of any changes in accounting rules or in their application, and any changes in applicable laws, to the extent not contemplated as part of our annual operating plan. No such adjustments were made in 2017.

However, the actual annual incentive opportunities provided to our named executive officers were not designed to provide the maximum payout described above. Instead, we generally exercise negative discretion to reduce the awards to amounts that could not exceed a maximum of two times a specified percentage of an executive’s salary. The actual amount awarded is principally based upon achievement with respect to financial performance measures, with a considerably smaller component based on individual performance. Therefore, our annual incentive program subjects a meaningful amount of an executive’s total cash compensation to the achievement of our financial performance objectives.

For our named executive officers generally, 90 percent of the target award opportunity is based on financial performance measures. For Mr. Kennedy, 50 percent of the target award opportunity is based on financial performance measures and 40 percent is based on performance measures related to our Global Operations function. The remaining ten percent of each executive officer’s target award opportunity is based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

The amount of the annual incentive award to be paid to an executive in respect of the financial performance objectives described above may be further adjusted, within the maximum award limit, upon consideration of additional factors. No such adjustments were made in 2017.

2017 Award Components

The Compensation Committee determined to use the same corporate financial performance measures in 2017 as it used in 2016 in exercising its negative discretion. The weighting assigned to the corporate financial performance measures also was unchanged.

In addition to the adjustments pertaining to specific financial performance measures described below, the following adjustments, which are referred to below as the “general adjustments,” were made with respect to each of the financial performance measures. The general adjustments include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures were as follows (adjustments were not made for acquisitions of distributors of our products made as part of our ongoing program to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to direct distribution through the sub-distributors or new sub-distributors (our “distributor to direct” strategy)):

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To address the effect on each of the financial performance measures resulting from acquisitions completed during 2017 that were not anticipated in our annual operating plan, the target amount for each financial performance measure was adjusted to reflect forecasted performance of the acquired assets or entity.

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To address acquisition-related costs and expenses to the extent that such costs and expenses were not contemplated by our annual operating plan, the actual results for each financial performance measure were adjusted to eliminate the effect of such costs and expenses.

These adjustments were made to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition or disposition activities not contemplated by our annual operating plan. However, we did not make adjustments with regard to acquisitions that were part of our “distributor to direct” strategy because the principal focus of those acquisitions was to convert certain of our distributor sales channels to direct sales or to direct distribution through sub-distributors rather than to expand our operations through the acquisition of new businesses or products. While general adjustments could be applied to divestitures, we had no divestitures in 2017.

The general adjustments also included adjustments to the actual results with respect to each performance measure to eliminate the impact of any changes in accounting rules and applicable laws, to the extent not contemplated in our annual operating plan, or, if approved by the Compensation Committee in its sole discretion, to adjust target amounts and/or actual results with respect to each performance measure to address any extraordinary, unusual, non-recurring or otherwise unanticipated events.

The performance measures under our 2017 annual incentive program for our named executive officers, other than Mr. Kennedy, are set forth below.

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Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

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Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the following, net of any tax effect: restructuring and other special charges; intangible amortization expense; amortization of debt discount on our 3.875% Convertible Notes due 2017 (“convertible notes”); increases or decreases in the accounting dilution associated with our convertible notes and the related call options and warrants that we used to hedge against a portion of our common stock dilution resulting from conversions of the convertible notes; the impact of our repurchases, if any, of our common stock; gains or losses on sales of businesses and assets to the extent not included in our annual operating plan; any debt refinancing or other transactions affecting the capital structure of our company, to the extent not otherwise contemplated by our annual business plan; the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions; the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” strategy, as well as decreases in cost of goods sold as such repurchased inventory subsequently is sold; the impact of any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”) with respect to prior years, net of any costs of settlement or otherwise concluding such matters, but not including normal return to accrual adjustments booked in the ordinary course; tax benefits or detriments resulting from the retroactive application to any prior year of any newly enacted tax legislation; and the impact of any statutory rate changes on deferred taxes. Special charges include restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent such charges have been approved by the Compensation Committee. Special charges also include certain one-time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described in the preceding paragraph because we do not believe these items reflect the performance of our executives.

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Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the effect of: payments made in connection with the settlement of tax audits; and payments made to fund our defined benefit pension plans.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described in the preceding paragraph because the adjusted payments, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance.

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Ten percent of the target award was based upon satisfaction of individual performance objectives that are established in the early part of the year. For 2017, the individual performance objectives established for Mr. Smith included goals related to completion of the transition of chief executive officer responsibilities to Mr. Kelly, integration and revenue growth of Vascular Solutions, and implementation of enhancements to our quality and corporate functions. The individual performance objectives established for each of our other named executive officers included objectives related to their specific functions, including matters relating to the development and implementation of our overall strategy and efforts related to development and execution of our organization strategy and structure.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Mr. Smith’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount allocated to the other named executive officers after considering Mr. Smith’s recommendations.

For Mr. Kennedy, who has responsibility with respect to our Global Operations, which generally encompasses management of our supply chain and our manufacturing and distribution operations, 50 percent of his target award was based upon the achievement of the corporate financial performance measures described above (22.5 percent based on corporate revenue, 20 percent on EPS and 7.5 percent on cash flow). We included the corporate financial performance measures because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity. An additional 40 percent of Mr. Kennedy’s target award was based upon the following performance measures related to Global Operations:

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Twenty-Four percent of the target award was based on “Global Operations Financial Performance,” which is defined as the sum of total operational variances plus fixed expenses within our consolidated cost of goods sold, plus research and development costs related to our Strategic Materials group, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the impact of: foreign currency fluctuations; excess and obsolete inventory related to finished goods; service charges related to warehousing and distribution allocated to our business units; and fixed overhead variance (related to increases/decreases in net sales compared to net sales budgeted in our annual operating plan) allocated to our business units. In addition, the results of our OEM reporting segment are not included in Global Operations Financial Performance because Mr. Kennedy does not have responsibility for managing the operations of that reporting segment.

We include Global Operations Financial Performance because we believe it is a reliable overall measure of the performance of our Global Operations function. Therefore, we believe a significant portion of the target award for an executive who is responsible for operations management should be based on this metric.

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Ten percent of the target award was based on the amount of “Global Operations Service Performance,” which generally measures the percentage of the total number of customer order line items (a) shipped to third party customers on or before the agreed upon shipment date (the percentage calculation is exclusive of shipments delayed due to our designation of collection/credit holds at the scheduled shipping date or due to acts of God) and (b) made available to third party customers for pickup by the customer or the customer’s freight forwarder on or before the agreed upon pickup date, in each case adjusted to reflect the general adjustments described above and to eliminate items supplied through our distributor network for EMEA (Europe, Middle East and Africa), Latin America and South East Asia.

We use Global Operations Service Performance as a performance measure to focus our global operations team on the timely delivery of products to our customers, which we believe is a key factor in maintaining high customer satisfaction levels.

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Six percent of the target award was based on “Global Operations Inventory Turns,” which is defined as the number of times our consolidated inventory turns over during the year, based on the average of our “Inventory Turns Rates” for each fiscal quarter during the year. The Inventory Turns Rate is calculated by dividing our consolidated cost of goods sold for each fiscal quarter by the average of the inventory amounts shown on our balance sheet as of the end of each fiscal month during the quarter. The actual Global Operations Inventory Turns results are adjusted to reflect the general adjustments described above, and further adjusted to exclude the impact of foreign currency fluctuations and the impact of inventory build-up relating to global footprint consolidation initiatives. In addition, Global Operations inventory results exclude the inventory in our OEM reporting segment because Mr. Kennedy does not have responsibility for managing the inventory of that reporting segment.

We use Global Operations Inventory Turns as a performance measure because of the impact that inventory management can have on our working capital and operating efficiency.

As was the case for all of our other named executive officers, the remaining 10 percent of Mr. Kennedy’s target award was based on the achievement of individual performance objectives.

With respect to each of the financial and Global Operations performance measures generally, an executive’s incentive payout could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target payout, depending on the degree of variation from the target amount of the performance measure; there is no payout for performance below the threshold level. With respect to the 2017 payout ranges for EPS, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group,” in determining the payout ranges under the annual incentive plan. The Performance Peer Group differs from the peer group described above (the “Executive Compensation Peer Group”) in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive Compensation Peer Group. Some companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the similar size of the constituent companies to ours, we believe the Performance Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Performance Peer Group consisted of the following companies:

• AngioDynamics, Inc.	• Halyard Health, Inc.
• Becton, Dickinson and Company	• Hill-Rom Holdings, Inc.
• Boston Scientific Corporation	• Medtronic, Inc.
• C.R. Bard, Inc.	• Stryker Corporation
• Edwards Lifesciences Corporation	• Zimmer Biomet Holdings, Inc.

For 2017, we added AngioDynamics, Inc., Edwards Lifesciences Corporation and Halyard Health, Inc. to the Performance Peer Group because we determined that those companies met the criteria described above. We removed St. Jude Medical, Inc. because it was acquired by Abbott Laboratories.

Based on the foregoing considerations, the target established for each performance measure and the percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure were as follows (percentages are approximate):

		Percentage of Target Performance Required For
Performance Measure	Target Performance*	Minimum Payout (25% of Target)*	Maximum Payout (200% of Target)*
Corporate Revenue	$2,067.2 million	95% ($1,963.8 million)	105% ($2,170.6 million)

EPS	$7.84	90% ($7.06)	110% ($8.62)

Cash Flow	$420.5 million	80% ($336.4 million)	120% ($504.6 million)

Global Operations Financial Performance	$49.9 million	109% ($54.4 million)	84.6% ($42.3 million)

Global Operations Service Performance	94%	93% (98.9%)	95% (101.06%)

Global Operations Inventory Turns	2.74	98.25% (2.695)	102.44% (2.810)

*	Target Performance and Minimum and Maximum Payout performance levels reflect the adjustments described above, to the extent applicable.

2017 Executive Incentive Compensation Targets and Awards

The target award opportunity as a percentage of salary for each named executive officer was unchanged from 2016. The target award payable to a named executive officer for 2017 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Benson F. Smith	150%	$1,409,521
Liam J. Kelly	80%	$493,421
Thomas E. Powell	75%	$390,340
James J. Leyden	40%	$128,772
Thomas A. Kennedy*	45%	$152,624

*	Mr. Kennedy’s cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting Mr. Kennedy’s salary to U.S. dollars using the exchange rate in effect as of December 31, 2017 of 0.834696 euros per dollar.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2017:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Target	Amount Achieved	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
B. Smith	Corporate Revenue	40%	$2067.2 million	$2.092.4 million	$647,532	114.85%
	EPS	35%	$7.84	$8.47	$882,225	178.83%
	Cash Flow	15%	$420.5 million	$436.6 million	$251,798	119.09%
	Individual Performance	10%	N/A	N/A	$197,953	140.44%

L. Kelly	Corporate Revenue	40%	$2067.2 million	$2.092.4 million	$226,677	114.85%
	EPS	35%	$7.84	$8.47	$308,834	178.83%
	Cash Flow	15%	$420.5 million	$436.6 million	$88,145	119.09%
	Individual Performance	10%	N/A	N/A	$69,296	140.44%

T. Powell	Corporate Revenue	40%	$2067.2 million	$2.092.4 million	$179,322	114.85%
	EPS	35%	$7.84	$8.47	$244,316	178.83%
	Cash Flow	15%	$420.5 million	$436.6 million	$69,731	119.09%
	Individual Performance	10%	N/A	N/A	$54,819	140.44%

J. Leyden	Corporate Revenue	40%	$2067.2 million	$2.092.4 million	$59,158	114.85%
	EPS	35%	$7.84	$8.47	$80,599	178.83%
	Cash Flow	15%	$420.5 million	$436.6 million	$23,004	119.09%
	Individual Performance	10%	N/A	N/A	$22,535	175.00%

T. Kennedy	Corporate Revenue	22.5%	$2067.2 million	$2.092.4 million	$39,440	114.85%
	EPS	20%	$7.84	$8.47	$54,587	178.83%
	Cash Flow	7.5%	$420.5 million	$436.6 million	$13,632	119.09%
	Global Operations Financial Performance	24%	$49.9 million	$62.4 million	$0	0%
	Global Operations Service Performance	10%	94%	91.2%	$0	0%
	Global Operations Inventory Turns	6%	2.74	2.82	$18,315	200.00%
	Individual Performance	10%	N/A	N/A	$14,499	95.00%

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Actual Award	Payout Based on Performance Achieved (% of Target Award)
Benson F. Smith	$1,409,521	$1,979,508	140.44%
Liam J. Kelly	$493,421	$692,952	140.44%
Thomas E. Powell	$390,340	$548,187	140.44%
James J. Leyden	$128,772	$185,296	143.89%
Thomas A. Kennedy	$152,624	$140,474	92.04%

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Supplemental Awards

In addition to the award described above with respect to our 2017 financial and individual performance objectives, our Board approved a supplemental $1 million cash award for Mr. Smith. The award principally is intended to recognize the significant stockholder value created through the $4 billion growth in our market capitalization in 2017 under Mr. Smith’s leadership, and also is intended to recognize his leadership with respect to our completion of two key acquisitions in 2017, designed to position our company for future growth. The Compensation Committee also approved a supplemental

$50,000 cash award for Mr. Leyden, which was intended to recognize his significant contributions towards completion of the two key acquisitions in 2017. The size and structure of these awards were determined by our Board and Compensation Committee following consultation with F.W. Cook.

Messrs. Smith’s and Leyden’s supplemental awards are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation also is designed to reflect the contribution of each executive officer to our company’s objectives, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total compensation paid to our executives to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed. As previously disclosed, we increased the equity incentive compensation opportunity for executive officers in both 2015 and 2016 because, based on its review of an FW Cook analysis of peer group and survey data, the Compensation Committee determined that the value of equity incentive compensation was meaningfully below the general competitive range guidelines. Nevertheless, the comparative data provided by FW Cook and reviewed by the Compensation Committee in connection with its 2017 compensation determination indicated that the value of the equity incentive compensation opportunities for all of our named executive officers other than Mr. Powell continued to be below our general competitive range guidelines. As a result, in 2017, we further increased the dollar amount of the equity compensation opportunity for each of our named executive officers other than Mr. Powell, as set forth in the following table:

Name	2016 Equity Incentive Compensation Opportunity	2017 Equity Incentive Compensation Opportunity
Benson F. Smith	$2,920,000	$3,700,750
Liam J. Kelly	$1,400,000	$1,600,000
Thomas E. Powell	$1,200,000	$1,200,000
James J. Leyden	$606,000	$658,000
Thomas A. Kennedy	$428,000	$495,000

Our equity incentive compensation for 2017 consisted of stock options and restricted stock units. We designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2017, we continued to allocate 65 percent of the equity incentive compensation opportunity to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance based compensation that provides a strong alignment between return to stockholders and the compensation of executives. The remaining 35 percent of the equity incentive compensation opportunity was allocated to restricted stock units, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2017 based upon 65 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in February 2017 at $35.66 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Benson F. Smith	67,453
Liam J. Kelly	29,163
Thomas E. Powell	21,872
James J. Leyden	11,993
Thomas A. Kennedy	9,022

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In February 2017, we granted restricted stock units to our named executive officers based upon 35 percent of their respective total equity incentive compensation opportunities. We valued the restricted stock units granted in February 2017 at $166.39 per share. These values were determined based upon the 30-day trailing average closing price of our common stock as of the date on which the restricted stock units were approved, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Benson F. Smith	7,785
Liam J. Kelly	3,366
Thomas E. Powell	2,524
James J. Leyden	1,384
Thomas A. Kennedy	1,041

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units shown in the Summary Compensation Table generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Our Equity Grant Practices

Stock options and restricted stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Our restricted stock units vest in their entirety on the third anniversary of the effective date of grant. We believe that these vesting terms program provide our executives with a meaningful incentive for continued employment. Our Board of Directors has delegated to Mr. Smith, as the sole member of the Non-Executive Equity Awards Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. The equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance and term life insurance coverage. In addition, we provided to Mr. Smith in 2017 personal use of our corporate aircraft for up to a maximum of 50 hours. Commencing in 2018, we are providing the same benefit annually to Mr. Kelly, who succeeded Mr. Smith as our Chief Executive Officer, provided that our incremental cost for providing such personal aircraft use may not exceed $190,000 per year. In 2017, we provided to each of Mr. Kelly and Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours, provided that our incremental cost for providing such personal aircraft use to each of them could not exceed $95,000. We will continue to provide this annual benefit to Mr. Powell in 2018. Messrs. Smith, Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”). Upon Mr. Smith’s retirement as our Chief Executive Officer on December 31, 2017, we ceased providing to him the personal benefits described above.

Prior to his promotion to the position of Executive Vice President and Chief Operating Officer in May 2015, Mr. Kelly, an Irish national, received expatriate benefits under an agreement with us. The agreement provided certain on-assignment allowances and reimbursements, as well as certain relocation and income tax equalization benefits. In connection with his May 2015 promotion to the positions of Executive Vice President and Chief Operating Officer, Mr. Kelly relocated to the United States and agreed to forego any future benefits under the agreement, which was terminated. However, in 2017, we made certain additional payments to Mr. Kelly under the agreement in respect of obligations that were incurred prior to termination of the agreement.

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers, and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of the named executive officers provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or cause or if he terminates employment for “good reason,” except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” following termination of 24 months for each of Messrs. Kelly and Powell, and nine to 12 months for Mr. Leyden, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”). The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

Mr. Kennedy, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide him with six months prior notice of termination of his employment (the “notice period”), and we may choose to relieve him of his employee duties during the notice period while continuing to provide to him his salary and contractual benefits. Our severance agreement with Mr. Kennedy provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide his base salary during a “severance compensation period” of 9 to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, his severance agreement does not cover termination for disability, his severance compensation period begins on the date specified in the notice of termination under his contract of employment, and the severance compensation period is reduced by the term of the notice period. If applicable, Mr. Kennedy also is eligible to receive a pro-rated payment of his annual incentive award for a performance period if he receives his notice of termination before the last day but after completion of at least six months of the performance period.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.

Because Mr. Smith has retired as an employee of our company, his severance agreement is no longer in effect.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if the executive terminates employment for “good reason,” in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Kelly, two years for Mr. Powell, and 18 months for Mr. Leyden) following termination, and, for Mr. Kennedy, 18 months following the date upon which a notice of termination is given under his contract of employment (but subject to offset for any statutory redundancy payment required or salary payable to Mr. Kennedy in respect of any notice period required to be given under the terms of his contract of employment). In addition, such payments include specified multiples (generally, three times for Mr. Kelly, two times for Mr. Powell, and 1.5 times for Messrs. Leyden and Kennedy) of the target bonus under any company cash bonus plan payable in the year following termination, or, in the case of Mr. Kennedy, payable in the year following the year in which his notice of termination is given. The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Mr. Kennedy, prior to the date his notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.

For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

As Mr. Smith has retired as an employee of our company, his change in control agreement is no longer in effect.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit awards. Each of our named executive officers, other than Mr. Kennedy, is eligible to participate in the Deferred Compensation Plan. Mr. Kennedy participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of his base salary, depending upon the level of his contributions under the plan.

In addition, the named executive officers, other than Mr. Kennedy, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Kelly and Powell and three percent for Mr. Leyden; prior to his retirement as Chief Executive Officer, Mr. Smith’s account was credited with five percent), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the Nonqualified Deferred Compensation – 2017 table for additional information.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, no further benefits are accrued under the TRIP. Mr. Leyden accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. See the Pension Benefits – 2017 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

TAX CONSIDERATIONS

Prior to the enactment of the Tax Reform and Jobs Act on December 22, 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) placed a $1 million limitation on deductibility of compensation paid by a publicly held company to each of its chief executive officer and its three other most highly paid executive officers, other than its chief financial officer (defined as “covered employees” in Section 162(m)). However, an exception to the $1 million limitation applied to “performance based compensation” if specified conditions were satisfied. In previous years (including 2017) and to the extent we deemed feasible, we structured executive compensation in a manner intended to qualify for the exception and preserve deductibility for federal income tax purposes. Specifically, our Executive Incentive Plan, under which our annual incentive program is established, was designed to facilitate the deductibility under Section 162(m) of our annual bonus award. In addition, our equity incentive program was designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retained the discretion to authorize, and have authorized, compensation that was not subject to the exception for “performance based compensation,” such as the annual restricted stock unit awards that we have granted to our executives under our equity incentive program. We authorized compensation that was not subject to the exception because we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.”

The Tax Reform and Jobs Act amended Section 162(m) to eliminate the ability of public companies to structure compensation that is not subject to the $1 million limitation on deductibility for covered employees. Therefore, all compensation paid to a “covered employee” will be subject to the $1 million limitation. In addition, the amendments to Section 162(m) increase the number of covered employees subject to the $1 million limitation. Under the amendments, a public company’s chief financial officer will be a “covered employee.” Moreover, once an executive is a “covered employee” in any taxable year beginning after December 31, 2016, he or she will retain “covered employee” status permanently. While the Section 162(m) amendments do not apply to compensation under a “written binding contract” that is in effect as of November 2, 2017 and is not materially modified thereafter, the scope of this accommodation is unclear, and we are unable to determine with specificity the extent to which, if any, compensation payable under pre-existing arrangements with covered employees will be deductible in future years.

While we will continue to consider the tax effect (including with respect to the expected lack of deductibility under amended Section 162(m)) of compensation decisions, the principal consideration behind our selection of components of executive compensation continues to be whether the component can facilitate our achievement of our executive compensation program objectives. In this regard, for 2018, we have not made any changes to the components of our executive compensation program, although we will continue to consider possible alternatives to our current compensation structure, and may adopt changes to our compensation program in the future.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, which consists of the value of common stock owned by the executive and members of his immediate family who reside with him, and the value attributable to shares in our 401(k) plan, restricted stock units and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Each of our executive officers has until five years after the date of his appointment or promotion to an executive officer position to satisfy the required stock ownership value. The guidelines applicable to each of our current executive officers at December 31, 2017, and the executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value	Stock Ownership Value at 12/31/2017(2)
Liam J. Kelly(3)	$624,800	$1,249,600	$11,874,000
Thomas E. Powell	$523,900	$1,047,800	$14,218,000
James J. Leyden	$328,500	$657,000	$5,671,000
Thomas A. Kennedy	$344,829	$689,657	$1,476,000

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2017. We pay Mr. Kennedy’s cash compensation in euros. The applicable base salary for Mr. Kennedy was converted to U.S. dollars using the exchange rate in effect as of December 31, 2017 of 0.834696 euros per dollar.

(2)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock units held by the executive officer, multiplied by the closing market price of a share of our common stock on December 30, 2017, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock on December 30, 2017, exceeds the aggregate exercise price of those options.

(3)	Mr. Kelly’s annual base salary increased to $850,000 on January 1, 2018 in connection with his promotion as President and Chief Executive Officer. As a result, his current required stock ownership value is $4,250,000.

2017 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2017 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 96.1 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2017.

GEORGE BABICH, JR., CHAIRMAN

ANDREW A. KRAKAUER		STUART A. RANDLE

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Benson F. Smith, our Chief Executive Officer in 2017, to the median of the annual total compensation of our employees other than Mr. Smith. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Smith’s annual total compensation to that of the median employee. For 2017, our last completed fiscal year:

•	Mr. Smith’s annual total compensation was $8,339,394.

•	Our median employee’s annual total compensation was $26,144.

•	The ratio of Mr. Smith’s annual total compensation to our median employee’s annual total compensation was 319 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the 2017 Summary Compensation Table – 2017. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Methodology

Date Used to Determine Employee Population

For purposes of identifying the median employee, we selected October 1, 2017 to be the date as of which we would determine our employee population.

Composition of Employee Population

We determined that, as of October 1, 2017, we had 12,487 employees globally. Of that amount, 2,656 were U.S. employees and 9,831 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 612 employees (approximately 4.9% of our employees) located in 21 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	35
Brazil	4
Canada	28
Chile	2
Colombia	3
Greece	29
Israel	33
Italy	88
Japan	68
South Korea	22
Netherlands	27
New Zealand	6
Poland	15

Country	No. of Employees
Portugal	4
Singapore	76
Slovakia	2
South Africa	46
Spain	57
Switzerland	9
Taiwan	3
United Kingdom	55
Total	612

After excluding the 612 overseas employees, we determined the identity of our median employee from a population of 11,875 employees, including 2,656 U.S. employees and 9,219 non-U.S. employees.

As permitted by SEC regulations, the employee population data described above does not include approximately 774 employees of entities we acquired in 2017, including approximately 499 employees of Vascular Solutions, Inc. (acquired on February 17, 2017) and approximately 275 employees of NeoTract, Inc. (acquired on October 2, 2017).

Pay Data Used

To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2016 to September 30, 2017. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2016 to September 30, 2017. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2016 to September 30, 2017.

The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and after giving effect to the cost of living adjustment described below, is the median employee for purposes of the comparison to Mr. Smith’s annual total compensation.

Cost of Living Adjustment

We made cost of living adjustments to the compensation of employees in non-U.S. countries to reflect the cost of living in the U.S., where Mr. Smith resides. The cost of living adjustments were made through application of purchasing power parity conversion ratios that were obtained from numbeo.com, a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. In addition, in calculating the annual total compensation of our median employee, who works in the Czech Republic, we made the same cost of living adjustment. Had we not made the cost of living adjustments, we would have had a different median employee, who also works in the Czech Republic and whose annual total compensation would have been $12,848. As a result, the ratio of Mr. Smith’s compensation to the median employee’s compensation would have been 653 to 1.

SUMMARY COMPENSATION TABLE – 2017

The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer, and with respect to each of our three other most highly compensated executive officers during 2017, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Benson F. Smith(7) Chairman and Former Chief Executive Officer	2017 2016 2015	$939,681 $916,808 $895,682	– – –	$1,457,213 $1,117,274 $860,464	$2,674,511 $2,109,400 $1,611,555	$2,979,508 $1,615,870 $1,647,158	$13,521 $1,599 –	$274,960 $288,458 $411,461	$8,339,394 $6,049,409 $5,426,320

Liam J. Kelly(8) President and Chief Executive Officer	2017 2016 2015	$616,777 $580,538 $532,139	– – –	$630,055 $531,816 $418,489	$1,156,313 $1,002,540 $783,724	$692,952 $534,790 $473,528	– – –	$203,958 $146,295 $373,746	$3,300,055 $2,795,979 $2,581,626

Thomas E. Powell Executive Vice President and Chief Financial Officer	2017 2016 2015	$520,454 $504,618 $484,221	– – –	$472,448 $459,127 $406,121	$867,225 $866,872 $760,705	$548,187 $444,693 $415,559	– – –	$109,158 $112,447 $119,725	$2,517,472 $2,387,757 $2,186,331

James J. Leyden Vice President, General Counsel and Secretary	2017 2016 2015	$321,931 $301,366 $287,950	– – –	$259,060 $231,815 $141,071	$475,522 $437,759 $264,237	$235,296 $141,642 $141,211	$10,282 $2,946 –	$31,299 $30,665 $25,099	$1,333,390 $1,146,193 $859,568

Thomas Anthony Kennedy(9) Senior Vice President, Global Operations	2017 2016 2015	$339,165 $280,870 $286,781	– – –	$194,857 $163,833 $117,793	$357,722 $309,177 $220,562	$140,474 $137,011 $137,310	– –	$46,131 $39,118 $40,302	$1,078,349 $930,009 $802,748

(1)	Messrs. Smith, Kelly and Powell deferred $46,984, $49,342 and $26,023, respectively, of their 2017 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2017” for additional information.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each of the named executive officers in 2017, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 12 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. See “Grants of Plan-Based Awards – 2017” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2017, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 12 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. See “Grants of Plan-Based Awards – 2017” for additional information.

(4)	The amounts shown in this column represent the amounts we paid to each of the named executive officers under the Company’s 2017 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2017 Compensation,” for additional information regarding the annual incentive awards. In addition, the amount set forth in this column with respect to Messrs. Smith and Leyden includes supplemental cash awards of $1 million and $50,000, respectively. See the section entitled “Supplemental Awards” under “Compensation Discussion and Analysis – 2017 Compensation, for additional information regarding these awards. Messrs. Kelly and Powell deferred $69,295 and $54,818, respectively, of their 2017 non-equity incentive plan compensation into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2017” for additional information.

(5)	The amounts shown in this column with respect to Mr. Smith reflect above-market interest earned by Mr. Smith in 2017 in respect of deferred compensation under our Deferred Compensation Plan. The amounts shown in this column with respect to Mr. Leyden reflect an increase of $10,214 in the present value of Mr. Leyden’s accumulated pension benefit in 2017 and $68 in above-market interest earned by Mr. Leyden in 2017 in respect of deferred compensation under our Deferred Compensation Plan. See “Pension Benefits – 2017” for additional information, including the present value assumptions used in the calculation of Mr. Leyden’s accumulated pension benefit.

(6)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s 401(k) plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Smith, Kelly, Powell and Leyden, the amounts shown in this column also include the non-elective and (except with respect to Mr. Leyden) matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are calculated, either based on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. Leyden and Kennedy). The amounts set forth below with respect to the costs we incurred to provide Mr. Smith with a company automobile include both the lease, insurance, fuel and maintenance costs we incurred to provide Mr. Smith with a vehicle for a portion of the year and the amount of the automobile allowance we provided to him for the remainder of the year. In addition, the amounts set forth with respect to the costs we incurred for the vehicles used by Messrs. Smith, Kelly and Powell are net of proceeds we received from the sale of the vehicles previously used by the executives upon termination of the applicable lease. The amount set forth below with respect to the costs we incurred to provide Messrs. Smith, Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Smith	$13,250	$139,138	$6,676	$115,896
Mr. Kelly	$13,250	$77,562	$4,197	$108,949
Mr. Powell	$13,250	$62,769	$3,676	$29,464
Mr. Leyden	$13,250	$5,512	$2,288	$10,250
Mr. Kennedy	$23,742	–	$825	$21,565

(a)	The amounts shown in this column include the following benefits: (a) for Mr. Smith, $115,525 in incremental costs we incurred to provide him with personal use of our aircraft and lesser amounts in respect of incremental costs we incurred to provide him with use of a company automobile for a portion of the year and an automobile allowance for the remainder of the year and de minimis attendee gifts provided in connection with our corporate retreats for senior managers; (b) for Mr. Kelly, $50,768 in incremental costs we incurred to provide him with personal use of our aircraft, $50,882 in incremental costs we incurred to provide him with certain expatriate benefits (including $32,102 in tax consultation and preparation services, $11,806 in immigration services and $6,974 in tax equalization payments), $7,224 in incremental costs we incurred to provide him with use of a company automobile, and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers; (c) for Mr. Powell, $24,844 in incremental costs we incurred to provide him with personal use of our aircraft, $4,520 in incremental costs we incurred to provide the use of a company automobile and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers; and (d) for Messrs. Leyden and Kennedy, an automobile allowance of $10,200 and $21,565, respectively, and, with respect to Mr. Leyden, lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers.

(7)	Mr. Smith retired as our Chief Executive Officer on December 31, 2017.

(8)	Prior to May 2015, we paid a portion of Mr. Kelly’s cash compensation in euros, and paid the balance in U.S. dollars. After his promotion to the position of Executive Vice President and Chief Operating Officer in May 2015, we paid all of Mr. Kelly’s cash compensation in U.S. Dollars. Amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns that we paid in 2015 to Mr. Kelly in euros were converted to U.S. dollars using the exchange rate in effect as of December 31, 2015 of 0.915299 euros per dollar.

(9)	We pay Mr. Kennedy’s cash compensation in euros. The amounts reported for Mr. Kennedy in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used was 0.834696 euros per dollar for 2017, 0.952754 euros per dollar for 2016 and 0.915299 euros per dollar for 2015.

GRANTS OF PLAN-BASED AWARDS – 2017

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2017.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Benson F. Smith	2/21/2017 2/28/2017 2/28/2017	2/21/2017 2/21/2017 2/21/2017	$352,380 – –	$1,409,521 – –	$2,819,042 – –	– – 7,785	– 67,453 –	– $191.18 –	– $2,674,511 $1,457,213

Liam J. Kelly	2/20/2017 2/28/2017 2/28/2017	2/20/2017 2/20/2017 2/20/2017	$123,355 – –	$493,421 – –	$986,842 – –	– – 3,366	– 29,163 –	– $191.18 –	– $1,156,313 $630,055

Thomas E. Powell	2/20/2017 2/28/2017 2/28/2017	2/20/2017 2/20/2017 2/20/2017	$97,585 – –	$390,340 – –	$780,680 – –	– – 2,524	– 21,872 –	– $191.18 –	– $867,225 $472,448

James J. Leyden	2/20/2017 2/28/2017 2/28/2017	2/20/2017 2/20/2017 2/20/2017	$32,193 – –	$128,772 – –	$257,544 – –	– – 1,384	– 11,993 –	– $191.18 –	– $475,522 $259,060

T. Anthony Kennedy	2/20/2017 2/28/2017 2/28/2017	2/20/2017 2/20/2017 2/20/2017	$38,156 – –	$152,624 – –	$305,248 – –	– – 1,041	– 9,022 –	– $191.18 –	– $357,722 $194,857

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2017 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2017 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2017 Compensation,” for additional information regarding the restricted stock units.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2017 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2017, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 12 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2017

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock units held by each named executive officer on December 31, 2017.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Benson F. Smith	2/28/2017 2/28/2017 3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009	– – – 25,860 – 50,157 82,502 94,313 110,481 107,973 2,000 2,000	– 67,453 – 51,720 – 25,079 – – – – – –	– $191.18 – $144.79 – $121.00 $101.12 $78.62 $59.75 $57.78 $61.34 $46.12	– 2/28/2027 – 3/1/2026 – 2/25/2025 2/26/2024 2/26/2023 2/28/2022 3/1/2021 3/1/2020 3/2/2019	7,785 – 7,938 – 7,356 – – – – – – –	$1,937,064 – $1,975,133 – $1,830,320 – – – – – – –

Liam J. Kelly	2/28/2017 2/28/2017 5/3/2016 5/3/2016 3/1/2016 3/1/2016 5/5/2015 5/5/2015 2/25/2015 2/25/2015 4/1/2014 2/26/2014 3/14/2013 2/26/2013 6/25/2012 2/28/2012	– – – 1,122 – 11,070 – 4,920 – 19,389 3,081 23,175 3,579 22,383 6,711 11,263	– 29,163 – 2,244 – 22,141 – 2,460 – 9,695 – – – – – –	– $191.18 – $157.46 – $144.79 – $123.04 – $121.00 $107.47 $101.12 $82.26 $78.62 $59.96 $59.75	– 2/28/2027 – 5/3/2026 – 3/1/2026 – 5/5/2025 – 2/25/2025 4/1/2024 2/26/2024 3/14/2023 2/26/2023 6/25/2022 2/28/2022	3,366 – 349 – 3,398 – 722 – 2,843 – – – – – – –	$837,528 – $86,838 – $845,490 – $179,648 – $707,395 – – – – – – –

Thomas E. Powell	2/28/2017 2/28/2017 3/1/2016 3/1/2016 5/5/2015 5/5/2015 2/25/2015 2/25/2015 2/26/2014 2/26/2013 3/13/2012 2/28/2012 9/20/2011	– – – 10,627 – 3,075 – 20,548 30,330 34,687 6,127 8,582 14,758	– 21,872 – 21,255 – 1,538 – 10,275 – – – – –	– $191.18 – $144.79 – $123.04 – $121.00 $101.12 $78.62 $59.81 $59.75 $56.00	– 2/28/2027 – 3/1/2026 – 5/5/2025 – 2/25/2025 2/26/2024 2/26/2023 3/13/2022 2/28/2022 9/20/2021	2,524 – 3,262 – 451 – 3,013 – – – – – –	$628,022 – $811,651 – $112,218 – $749,695 – – – – – –

James J. Leyden	2/28/2017 2/28/2017 3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014 3/14/2013 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009 3/4/2008	– – – 5,366 – 8,224 5,513 402 1,832 2,513 3,400 3,200 1,300 1,500	– 11,993 – 10,734 – 4,112 – – – – – – – –	– $191.18 – $144.79 – $121.00 $101.12 $82.26 $78.62 $59.75 $57.78 $61.34 $46.12 $56.25	– 2/28/2027 – 3/1/2026 – 2/25/2025 2/26/2024 3/14/2023 2/26/2023 2/28/2022 3/1/2021 3/1/2020 3/2/2019 3/4/2018	1,384 – 1,647 – 1,206 – – – – – – – – –	$344,367 – $409,807 – $300,077 – – – – – – – – –

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
T. Anthony Kennedy	2/28/2017 2/28/2017 3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014	– – – 3,790 – 3,432 2,354	– 9,022 – 7,581 – 3,433 –	– $191.18 – $144.79 – $121.00 $101.12	– 2/28/2027 – 3/1/2026 – 2/25/2025 2/26/2024	1,041 – 1,164 – 1007 – –	$259,022 – $289,626 – $250,562 – –

(1)	The stock options we granted to Mr. Smith (a) from 2011 to 2017 vest in three equal annual installments beginning on the first anniversary of the grant date; and (b) prior to 2011 were granted to him in respect of his service as a non-employee director and were fully vested at the time of grant. The stock options we granted to Messrs. Kelly, Powell, Leyden and Kennedy vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock units fully vest on the third anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested restricted stock units held by the named executive officer based on a market price of $248.82 per share, which was the closing price of our common stock on December 29, 2017, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED – 2017

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Benson F. Smith	4,000	$589,760	8,440	$1,627,316
Liam J. Kelly	–	–	2,686	$518,177
Thomas E. Powell	–	–	3,103	$598,289
James J. Leyden	2,500	$303,850	564	$108,745
Thomas Anthony Kennedy	–	–	722	$139,209

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options. The value realized upon exercise by Mr. Smith with respect to his exercise of (i) 2,000 options on January 1, 2017 reflects the excess of the $165.40 per share market price of our common stock on the date of exercise over the $67.25 per share exercise price of the options and (ii) 2,000 options on December 6, 2017 reflects the excess of the $252.98 per share market price of our common stock on the date of exercise over the $56.25 per share exercise price of the options. The value realized upon exercise by Mr. Leyden reflects the excess of the $189.79 per share market price of our common stock on the February 24, 2017 date of exercise over the $68.25 exercise price per share.

(2)	The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested; the restricted stock units were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit held. The value realized upon vesting reflected in the table (a) with respect to Messrs. Smith, Powell, Leyden and Kennedy was calculated based upon the $192.81 market price of our common stock on February 27, 2017; and (b) with respect to Mr. Kelly was calculated based upon (i) the $192.81 market price of our common stock on February 27, 2017 in respect of 2,371 shares that vested on that date and (ii) the $193.73 market price of our common stock on April 3, 2017 in respect of 315 shares that vested on that date. Mr. Smith elected to defer receipt of the shares reflected in the table, which are being distributed to him in annual installments over a ten-year period following termination of his employment.

PENSION BENEFITS – 2017

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

Mr. Leyden is the only named executive officer who currently participates in the TRIP and has vested in his plan benefits. Messrs. Smith, Kelly, Powell and Kennedy have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2017, the number of years of service credited under the TRIP to Mr. Leyden and the present value of the accumulated benefit payable to Mr. Leyden under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
James J. Leyden	TRIP	4.0	$191,311	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming Mr. Leyden will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. The discount rate assumption is 3.76%, and the mortality assumption is based on the RP-2014 white collar generational mortality table, using Scale MP 2017 for projection of mortality improvement.

NONQUALIFIED DEFERRED COMPENSATION – 2017

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Smith, Kelly and Powell and three percent with respect to with respect to all other executives eligible to receive non-elective contributions, including Mr. Leyden) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2017. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Fund	3.34%
Vanguard 500 Index	21.67%
Vanguard Mid-Cap Index	19.12%
Vanguard Small-Cap Index	16.10%
Teleflex Stock Fund	55.06%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2017 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(4)
Benson F. Smith	$1,674,301	$139,138	$3,062,740	–	$12,053,159
Liam J. Kelly	$102,821	$77,562	$52,834	–	$394,088
Thomas E. Powell	$70,492	$62,769	$104,594	–	$751,636
James J. Leyden	–	$5,512	$268	–	$11,187
Thomas Anthony Kennedy	–	–	–	–	–

(1)	The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Smith, consist of cash compensation amounts deferred by the named executive officer. These amounts are included in the Summary Compensation Table for 2017 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns. With respect to Mr. Smith, the amounts set forth in this column include (a) $1,627,316 in respect of his deferral of receipt of shares of our common stock upon vesting of restricted stock units (see “Option Exercises and Stock Vested – 2017” for additional information regarding the calculation of the value realized by Mr. Smith upon the vesting of these restricted stock units); and (b) $46,984 in cash compensation amounts deferred by Mr. Smith, which is included in the Summary Compensation Table for 2017 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	The amounts set forth in this column consist of non-elective and (other than with respect to Mr. Leyden) matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Smith, Kelly, Powell and Leyden in the amounts of $110,948, $43,015, $33,814 and $5,512, respectively. Matching contributions made for Messrs. Smith, Kelly and Powell were $28,190, $34,547 and $28,954, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2017.

(3)	The amounts set forth in this column consist of aggregate interest or other earnings accrued during 2017 for each named executive officer’s account. These amounts include above-market earnings accrued for the accounts of Messrs. Smith and Leyden in the amounts of $13,521 and $68, respectively, that are included in the Summary Compensation Table for 2017 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

(4)	The following amounts were reported in the Summary Compensation Table in prior years: Mr. Smith, $830,294 (2011 through 2016); Mr. Kelly, $73,089 (2015 and 2016); Mr. Powell, $230,246 (2013 through 2016); and Mr. Leyden, $5,332 (2016).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2017. The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2017” for information regarding this plan;

•	restricted stock units and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2017” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. Although Mr. Smith was a party to a severance agreement, the agreement is no longer in effect because he retired as our Chief Executive Officer on December 31, 2017. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Mr. Smith, Kelly and Powell and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. Leyden and Kennedy (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2017); provided that, in the case of Mr. Kennedy, the severance period will be reduced by any contractual notice period to which he is entitled and the amount of his base salary payments will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day, but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Kennedy, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if Mr. Kennedy continued to participate);

•

if an executive, other than Messrs. Leyden and Kennedy, was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Kennedy and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2017. As Mr. Smith is no longer employed by Teleflex, he is not entitled to receive the benefits addressed in the table.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
B. Smith	$1,891,800	$1,979,508	$34,737	$14,321	$62,009	$20,000	$4,002,375
L. Kelly	$1,249,600	$692,952	$34,737	$9,005	$53,024	$20,000	$2,059,318
T. Powell	$1,022,200	$548,187	$34,737	$7,886	$50,124	$20,000	$1,683,134
J. Leyden	$246,375	$185,296	$11,112	$1,840	–	$20,000	$464,623
T. Kennedy(7)	$258,621	$140,474	$3,981	$619	–	$21,565	$425,260

(1)	The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2017, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Smith, Kelly and Powell, 24 months; and Messrs. Leyden and Kennedy, nine months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2017, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2017, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Smith, Kelly and Powell, 24 months; and Messrs. Leyden and Kennedy, nine months.

(4)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2017, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Smith, Kelly and Powell, 24 months; and Messrs. Leyden and Kennedy, nine months.

(5)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2017, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

(7)	The amounts shown for Mr. Kennedy, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 0.834696 euros per dollar, which was the exchange rate in effect as of December 31, 2017.

Change-of-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. Although Mr. Smith was a party to such an agreement, the agreement is no longer in effect because he retired as our Chief Executive Officer on December 31, 2017. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination, the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan;

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment, which period is equal to three years for Mr. Smith, two years for Messrs. Kelly and Powell (increased to three years for Mr. Kelly on January 1, 2018 in connection with his promotion as President and Chief Executive Officer), and 18 months for Messrs. Leyden and Kennedy (the “CIC Severance Period”), provided that, in the case of Mr. Kennedy, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;

•

in the case of Messrs. Smith, Kelly and Powell, annual payments during the CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (the “Target Award”); and in the case of Messrs. Leyden and Kennedy, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to fifty percent of the Target Award;

•	immediate vesting of all unvested stock options and restricted stock units held by the executive;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Smith, Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Smith, Kelly, Powell and Leyden, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Smith, two additional years of service, in the case of Messrs. Kelly and Powell and 18 months of additional service, in the case of Mr. Leyden; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive under the agreements described above, assuming the triggering event under the agreements occurred on December 31, 2017. As Mr. Smith is no longer employed by Teleflex, he is not entitled to receive the benefits addressed in the table.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Stock Options And Restricted Stock(2)	Health Benefits(3)	Auto- Mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
B. Smith	$2,837,700	$6,236,058	$41,635,299	$53,556	$93,015	$332,843	$20,000	$51,208,471
L. Kelly	$1,249,600	$1,692,632	$19,005,120	$35,704	$53,024	$86,029	$20,000	$22,142,109
T. Powell	$1,047,800	$1,334,037	$15,971,756	$35,704	$50,124	$67,629	$20,000	$18,527,050
J. Leyden	$492,750	$382,396	$7,732,330	$25,084	–	$8,268	$20,000	$8,660,828
T. Kennedy	$517,243	$373,233	$5,784,567	$7,962	–	–	$20,000	$6,703,005

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2017, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Smith, three years; Messrs. Kelly and Powell, two years; and Messrs. Leyden and Kennedy, 18 months.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock units held by the named executive officer as of December 31, 2017. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the shares of our common stock the named executive officer would receive following vesting of restricted stock units is equal to the aggregate market value of such shares. The market value was based on a price of $248.82 per share, which was the closing price of our common stock on December 29, 2017, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2017.

(4)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2017, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the vehicle allowance will be provided: Mr. Smith, three years; Messrs. Kelly and Powell, two years.

(5)	The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Smith in 2017; two times the amount of such non-elective contributions for the account of Messrs. Kelly and Powell in 2017; and one and one-half times the amount of such non-elective contributions for the account of Mr. Leyden in 2017.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2018 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all such directors, nominees for director and named executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned(a)		Percent of Outstanding Common Stock(b)
T. Rowe Price Associates, Inc.	5,800,346		12.81%
100 E. Pratt Street
Baltimore, MD 21202(c)

BlackRock, Inc.	4,709,341		10.40%
55 East 52nd Street
New York, NY 10022(d)

The Vanguard Group, Inc.	3,883,489		8.58%
100 Vanguard Boulevard
Malvern, PA 19355(e)

Eaton Vance Management	2,682,985		5.98%
2 International Place
Boston, MA 02110(f)

George Babich, Jr.	28,268	(g)	*
Candace H. Duncan	9,901	(h)	*
W. Kim Foster	18,061	(i)	*
Gretchen R. Haggerty	6,560	(j)
Liam J. Kelly	144,889	(k)	*
Thomas Anthony Kennedy	21,159	(l)
Stephen K. Klasko	27,565	(m)	*
Andrew A. Krakauer	–		*
James J. Leyden	56,380	(n)	*
Richard A. Packer	4,414	(o)	*
Thomas E. Powell	167,382	(p)	*
Stuart A. Randle	27,217	(q)	*
Benson F. Smith	612,354	(r)	1.34%
All directors and executive officers as a group (15 persons)	1,186,407	(s)	2.56%

*	Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2018 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	Based on 45,272,599 shares outstanding on February 1, 2018.

(c)	T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 1,856,509 shares listed in the table and sole dispositive power for all 5,800,346 shares listed in the table. T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 2,750,000 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017. The number of shares held by such reporting persons may have changed subsequent to December 31, 2017.

(d)	BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 4,400,170 shares and sole dispositive power with respect to all 4,709,341 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2018, reporting beneficial ownership as of December 31, 2017. The number of shares held by such reporting person may have changed subsequent to December 31, 2017.

(e)	Of the shares listed in the table, The Vanguard Group, Inc. (“The Vanguard Group”) has sole voting power with respect to 35,285 shares, shared voting power with respect to 12,709 shares, sole dispositive power with respect to 3,838,665 shares and shared dispositive power with respect to 44,824 shares. Two wholly-owned subsidiaries of The Vanguard Group beneficially own an aggregate of 59,573 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2018, reporting beneficial ownership as of December 31, 2017. The number of shares held by such reporting person may have changed subsequent to December 31, 2017.

(f)	The information in the table and this footnote is derived from a Schedule 13G filed by Eaton Vance Management with the SEC on February 14, 2018, reporting beneficial ownership as of December 31, 2017. The number of shares held by such reporting persons may have changed subsequent to December 31, 2017.

(g)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 18,685 shares underlying stock options.

(h)	Includes 8,245 shares underlying stock options.

(i)	Includes 14,870 shares underlying stock options.

(j)	Includes 4,800 shares underlying stock options.

(k)	Includes 137,179 shares underlying stock options and 2,843 shares underlying restricted stock units.

(l)	Includes 19,806 shares underlying stock options and 1,007 shares underlying restricted stock units.

(m)	Includes 19,685 shares underlying stock options.

(n)	Includes 46,726 shares underlying stock options, 1,206 shares underlying restricted stock units and 1,443 shares held in the Company’s 401(k) Savings Plan, under which Mr. Leyden has the authority to direct voting of such shares.

(o)	Includes 1,154 shares held jointly by Mr. Packer and his spouse and 2,820 shares underlying stock options.

(p)	Includes 156,927 shares underlying stock options, 3,013 shares underlying restricted stock units and 386 shares held in the Company’s 401(k) Savings Plan, under which Mr. Powell has the authority to direct voting of such shares.

(q)	Includes 22,185 shares underlying stock options.

(r)	Includes 548,709 shares underlying stock options, 7,356 shares underlying restricted stock units and 619 shares held in the Company’s 401(k) Savings Plan under which Mr. Smith has the authority to direct voting of such shares.

(s)	Includes 1,058,723 shares underlying stock options, 16,876 shares underlying restricted stock units and 3,483 shares held in the Company’s 401(k) Savings Plan, under which each executive officer has the authority to direct voting of the shares held in his or her plan account.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

See “Compensation Discussion and Analysis – Executive Compensation Overview – Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer” for information regarding a consulting arrangement we entered into with Mr. Smith, effective January 1, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2017, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2018 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2017	2016
Audit fees	$4,894,511	$4,667,820
Audit-related fees	1,127,355	718,275
Tax fees	1,031,244	1,244,843
All other fees	8,280	61,339

	$7,061,390	$6,692,277

Audit-Related Fees. Audit-related fees consisted primarily of fees for support in connection with acquisition due diligence and consultation on accounting matters.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions ($561,115 for 2017 and $592,778 for 2016), and tax planning and consultancy services ($470,129 for 2017 and $652,065 for 2016).

All Other Fees. All other fees for 2017 consisted of license fees for utilization of technical databases. For 2016, all other fees also consisted of advisory services related to the SEC’s conflict minerals disclosure requirements.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2018.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2019 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 30, 2018 and must comply in all other respects with SEC rules relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2019 annual meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 13, 2019.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

JAMES J. LEYDEN, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF TELEFLEX INCORPORATED May 4, 2018 PROXY VOTING INSTRUCTIONS INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EDT the day before the meeting. ACCOUNT NUMBER MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2017 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINSTABSTAIN Proposal 1. Election of Directors: Nominees: For term ending in 2021: 1a. Candace H. Duncan 1b. Liam J. Kelly 1c. Stephen K. Klasko 1d. Stuart A. Randle For term ending in 2019: 1e. Andrew A. Krakauer Proposal 2. Approval, on an advisory basis, of named executive officer compensation Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees listed above and “FOR” Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Please check here if you plan to attend the meeting. Signature of Stockholder Date:Signature of StockholderDate: Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints James J. Leyden and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 4, 2018 or any adjournment thereof. (Continued on the other side)